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                                                              Exhibit 99.(d)(56)

ACCIDENTAL DEATH AND DISMEMBERMENT
CERTIFICATE SUPPLEMENT

                                                           [MINNESOTA LIFE LOGO]

MINNESOTA LIFE INSURANCE COMPANY - A Securian Company
400 Robert Street North - St. Paul, Minnesota 55101-2098

GENERAL INFORMATION

This certificate supplement is issued in consideration of the required premium and is subject to every term, condition, exclusion, limitation, and provision of [your] certificate unless otherwise expressly provided for herein. Coverage under this supplement will not be included in any insurance issued under the conversion right section of [your] certificate.

WHAT DOES THIS SUPPLEMENT PROVIDE?

This supplement provides accidental death and dismemberment coverage subject to all terms, conditions, and exclusions herein.

WHO IS ELIGIBLE FOR INSURANCE UNDER THIS SUPPLEMENT?

[An employee who is insured under the provisions applicable to life insurance coverage under the group policy is eligible for insurance under this supplement. In addition, an employee may elect coverage for his or her spouse and/or dependent child(ren) who are insured under the Dependents Term Life Insurance Certificate Supplement attached to the certificate. All references to an insured in this supplement shall include dependents. All provisions of this supplement applicable to an "insured" shall apply to an insured dependent.]

WHEN DOES INSURANCE UNDER THIS SUPPLEMENT BECOME EFFECTIVE?

[Insurance becomes effective on the date that all of the following conditions have been met:

   (1) the insured meets all eligibility requirements; and
   (2) for contributory coverage, application for the coverage is made on forms which are approved by us; and
   (3) we receive the required premium.

For an insured employee who has existing dependent coverage inforce, any newly acquired dependent who meets the requirements will automatically become insured when he or she becomes eligible. If application or additional premium is required for the newly eligible dependent, coverage will become effective as described above.

If a dependent is hospitalized or confined because of illness or disease on the date his or her insurance would otherwise become effective, his or her effective date shall be delayed until he or she is released from such hospitalization or confinement. This provision shall not apply to a newborn child. However, in no event will insurance on a dependent be effective before the employee's insurance under the group policy is effective.]

ACCIDENTAL DEATH AND DISMEMBERMENT (AD&D) BENEFIT

WHAT DOES ACCIDENTAL DEATH OR DISMEMBERMENT BY ACCIDENTAL INJURY MEAN?

Accidental death or dismemberment by accidental injury as used in this supplement means that the [insured's] death or dismemberment results, directly and independently of all other causes, from an accidental bodily injury which is unintended, unexpected, and unforeseen. [The bodily injury must be evidenced by a visible contusion or wound, except in the case of accidental drowning. The bodily injury must be the sole cause of death or dismemberment.]

The injury must occur while [the insured's] coverage under this supplement is in force. [The insured's] death or dismemberment must occur within [180 days] after the date of the injury [and while his or her coverage under this supplement is in force.]

In no event will we pay the accidental death or dismemberment benefit where the [insured's] death or dismemberment is caused directly or indirectly by, results from, or where there is a contribution from, any of the following:

   (1) [self-inflicted injury or self destruction, whether sane or insane; or
   (2) suicide or attempted suicide, whether sane or insane; or
   (3) the insured's participation in or attempt to commit a crime, assault, felony, or any illegal activity, regardless of any legal proceedings, or the absence of any legal proceedings, thereto; or
   (4) bodily or mental infirmity, illness or disease; or
   (5) the use of alcohol, drugs, medications, poisons, gases, fumes or other substances taken, absorbed, inhaled, ingested or injected, unless taken upon the advice of a licensed physician in the verifiable prescribed manner and dosage; or
   (6) motor vehicle collision or accident where the insured is the operator of the motor vehicle and this insured's blood alcohol level meets or exceeds the level at which intoxication is defined in the state where the collision or accident occurred, regardless of any legal proceedings, or the absence of any legal proceedings, thereto; or
   (7) infection, other than infection occurring simultaneously with, and as a direct result of, the accidental injury; or
   (8) medical or surgical treatment or diagnostic procedures or any resulting complications; or
   (9) travel in or descent from any aircraft, except as a fare-paying passenger on a regularly scheduled commercial flight on a licensed passenger aircraft carrier; or

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   (10) war or any act of war, whether declared or undeclared; or
   (11) service in the military of any nation, except as provided under the Reserve-National Guard benefit.]

[WHAT IS THE AMOUNT OF THE ACCIDENTAL DEATH AND DISMEMBERMENT BENEFIT?]

The amount of the benefit shall be a percentage of the amount of insurance shown on the specifications page attached to the group policy. The percentage is determined by the type of loss as shown in the following table:

[FOR LOSS OF                                                                            AMOUNT OF BENEFIT
---------------------------------------------------------------  ----------------------------------------------------------------
Life                                                             Full Amount of AD&D Insurance
Both Hands or Both Feet                                          Full Amount of AD&D Insurance
Sight of Both Eyes                                               Full Amount of AD&D Insurance
Speech and Hearing                                               Full Amount of AD&D Insurance
One Hand and One Foot                                            Full Amount of AD&D Insurance
One Foot and Sight of One Eye                                    Full Amount of AD&D Insurance
One Hand and Sight of One Eye                                    Full Amount of AD&D Insurance
Quadriplegia                                                     Full Amount of AD&D Insurance
Paraplegia                                                       75% of Amount of AD&D Insurance
Sight of One Eye                                                 50% of Amount of AD&D Insurance
Speech or Hearing                                                50% of Amount of AD&D Insurance
One Hand or One Foot                                             50% of Amount of AD&D Insurance
Hemiplegia                                                       50% of Amount of AD&D Insurance
All Four Fingers of One Hand                                     50% of Amount of AD&D Insurance
Thumb and Index Finger of One Hand                               25% of Amount of AD&D Insurance
Uniplegia                                                        25% of Amount of AD&D Insurance]

[Loss of hands or feet means complete severance at or above the wrist or ankle joints. Loss of sight, speech, or hearing means the entire and irrecoverable loss of sight, speech, or hearing which cannot be corrected by medical or surgical treatment or by artificial means. Loss of thumb or finger means complete severance at or above the metacarpophalangeal joints (the joints closest to the palm of the hand).

Quadriplegia means total and permanent paralysis of both upper limbs (from the shoulder down including total paralysis of both hands) and both lower limbs (from the waist down including total paralysis of both feet). Paraplegia means total and permanent paralysis of both lower limbs (from the waist down including total paralysis of both feet). Hemiplegia means total and permanent paralysis of both the upper limb (from the shoulder down including total paralysis of the hand) and lower limb (from the waist down including total paralysis of the foot) on one side of the body. Uniplegia means total and permanent paralysis of one limb (from the shoulder down including total paralysis of the hand if claiming an upper limb and from the waist down including total paralysis of the foot if claiming a lower limb).

A benefit is not payable for both loss of one hand and the loss of thumb and index finger of one hand or the loss of four fingers of one hand for injury to the same hand as a result of any one accident. Under no circumstance will more than one payment be made for the loss or paralysis of the same limb, eye, finger, thumb, hand, foot, sight, speech, or hearing if one payment has already been made for that loss.

Benefits may be paid for more than one accidental loss but the total amount of AD&D insurance payable under this supplement, not including any amount paid according to the terms of the Additional Benefits section of this supplement, will never exceed the full amount of AD&D insurance shown on the specifications page attached to the group policy.]

WHEN WILL THE ACCIDENTAL DEATH AND DISMEMBERMENT BENEFIT BE PAYABLE?

We will pay the AD&D benefit upon receipt at our home office of written proof satisfactory to us that [the insured] died or suffered dismemberment as a result of an accidental injury. All payments by us are payable from our home office.

The benefit will be paid in a single sum. We will pay interest on the benefit from the date of [the insured's] death or dismemberment until the date of payment. Interest will be at an annual rate determined by us, but never less than [3%] per year compounded annually or the minimum required by state law, whichever is greater.

TO WHOM DO WE PAY THE BENEFIT?

In the case of [your] accidental death, we will pay the accidental death benefit to the person or persons entitled to receive [your] death benefit under the terms of the group policy. The benefit for other losses sustained by [you] will be paid to [you, if living, otherwise to your estate.]

[A dependent's AD&D benefit will be paid to you, if living, otherwise to your estate.]

[ADDITIONAL BENEFITS]

[Unless stated otherwise, additional benefits are payable to the same person or persons who receive the AD&D benefits. Additional benefits are paid in addition to any AD&D benefits described in the Accidental Death and Dismemberment section, unless otherwise stated.]

[ADAPTIVE HOME AND VEHICLE BENEFIT

WHAT IS THE ADAPTIVE HOME AND VEHICLE BENEFIT?

If an insured suffers a loss other than loss of life and a benefit is payable under the AD&D benefit, we will pay for an insured's principal residence to be made accessible and/or an insured's private automobile to be made drivable or rideable. These one-time alteration expenses must be incurred within two years from the date of the accident. An insured's benefit will be the lesser of:

   (1) 2% of his or her amount of AD&D insurance; or
   (2) the actual alteration expense; or

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   (3) $2,500.

The Adaptive Home and Vehicle Benefit will be payable only if:

   (1) such home alterations are made by a person or persons with experience in such alterations and recommended by a recognized organization associated with the injury;
   (2) such vehicle modifications are carried out by a person or persons with experience in such matters and approved by the Motor Vehicle Department.]

[AIR BAG BENEFIT

WHAT IS THE AIR BAG BENEFIT?

If an insured dies or suffers a covered dismemberment as a result of a covered accident which occurs while he or she is driving or riding in a private passenger car, we will pay an additional AD&D benefit equal to the lesser of $10,000 or 10% of the insured's amount of AD&D insurance.

In order to be eligible for this benefit, the following must apply:

   (1) the seat in which the insured was seated was equipped with a properly installed airbag at the time of the accident; and
   (2) the private passenger car is equipped with seatbelts; and
   (3) a seatbelt was in proper use by the insured at the time of the accident as certified in the official accident report or by the investigating officer; and
   (4) at the time of the accident, the driver of the private passenger car was a licensed driver and was not intoxicated, impaired, or under the influence of alcohol or drugs.

Airbag means a passive restraint device in a vehicle which inflates upon collision to protect an individual from injury or death.

Seatbelt means a properly installed seatbelt (or child restraint if the insured is a child), lap and shoulder restraint, or other restraint approved by the National Highway Traffic Safety Administration or any successor governmental agency. A private passenger car means a validly registered four-wheeled private passenger car or policyholder-owned car, jeep, pickup truck or van, including a sport utility vehicle (SUV), that is not licensed commercially or being used for racing, or acrobatic or stunt driving.]

[ANTI-INFLATION BENEFIT

WHAT IS THE ANTI-INFLATION BENEFIT?

Your amount of AD&D insurance will increase by 5% after your insurance has been continuously in force for two consecutive years. The original amount of AD&D insurance will continue to increase by an additional 5% for every two consecutive and continuous years thereafter while your insurance is in force and until your amount of AD&D insurance reaches 125% (maximum of 5 increases) of your original amount of AD&D insurance.

Any increase in your amount of AD&D insurance, other than an increase due to this anti-inflation benefit, will begin a new consecutive and continuous period under this benefit for the amount of the increase.]

[BEREAVEMENT AND TRAUMA COUNSELING

WHAT IS THE BEREAVEMENT AND TRAUMA COUNSELING BENEFIT?

If an insured dies or suffers a covered dismemberment as the result of a covered accident we will pay an additional benefit up to $500 for bereavement and trauma counseling sessions for the insured or the insured's spouse and/or dependent child(ren) who are also insured. The benefit will be paid to the person(s) who provides proof they paid for the counseling. If the counseling is reimbursed or covered by other insurance, the benefit will be paid to the person who received the counseling, or in the case of a minor dependent, to the parent or guardian of the minor dependent. Such counseling must meet all of the following conditions:

   (1) the covered bereavement and trauma counseling expenses must be incurred within one year from the date of the covered accident causing the covered loss; and
   (2) the expense is charged for a bereavement or trauma counseling session for the insured or one or more of the insured's immediately family members; and
   (3) the counseling is provided under the care, supervision, or order of a licensed physician; and
   (4) proof of the expense is provided.]

[BRAIN DAMAGE BENEFIT

WHAT IS THE BRAIN DAMAGE BENEFIT?

If an insured sustains and is diagnosed by a licensed physician as having Traumatic Brain Injury (TBI) as a result of and within 60 days of a covered accidental injury, and such TBI damage has lasted for a minimum of 12 consecutive months, we will pay a monthly benefit equal to the lesser of:

   (1) 1% of the insured's amount of AD&D insurance; or
   (2) 1% of the difference between the insured's amount of AD&D insurance and the amount of any benefits paid under the loss schedule for the same accident (if the full amount of AD&D insurance has been paid, no benefit is payable under this section).

The insured must be hospitalized due to TBI for at least seven days within the first 60 days following the accident. This benefit will be paid monthly until the earlier of the following:

   (1) the date of the insured's death. If an accidental death payment is due under this supplement, the amount of such payment will be reduced by the

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       amount of AD&D insurance paid under this brain damage benefit; or
   (2) 100 monthly benefits have been paid.

In no event will the total amount of monthly benefits payable under this section exceed $50,000.]

[BUSINESS TRAVEL

WHAT IS THE BUSINESS TRAVEL BENEFIT?

If you suffer a covered loss as a result of a covered accident which occurs while you are on a business trip authorized in advance by your employer, we will pay an additional benefit of $25,000. The loss must occur while you are away from your city of permanent assignment.

Coverage begins when you leave your residence or regular place of employment, whichever occurs later, for the purpose of going on the business trip. Coverage ends when you return to your place of regular employment or home, whichever occurs first.

Coverage is not provided during commuting between home and place of work; while traveling in an aircraft owned, leased, operated or controlled by the employer; while traveling to another location where you are expected to be assigned for more than 60 days; or for a personal deviation.

Personal deviation means an activity that is not reasonably related, nor incidental to, the authorized business trip, and is an activity that occurs prior to the end of the trip. Personal deviation does not include a pre-authorized extension of a business trip by the employer to reduce transportation costs. ]

[CHILD CARE BENEFIT

WHAT IS THE CHILD CARE BENEFIT?

If you die as a result of a covered accident and are survived by an insured dependent spouse and one or more insured dependent children under age 14, we will pay additional benefits to reimburse your surviving spouse for child care expenses they incur for your dependent children while under age 14. Your dependent children must also be dependent on your surviving spouse for a benefit to be considered.

The benefit for each child per year will be the lesser of:

   (1) 3% of your amount of AD&D insurance; or
   (2) $2,000; or
   (3) incurred child care expenses.

Child care expenses are those expenses which are for a service or supply furnished by a licensed child care provider or facility for a dependent child's care. No payment will be made for expenses incurred more than four years after the date of your death or for expenses incurred for dependent children over age
14. Proof of incurred child care expenses by your surviving spouse shall be required before any benefit payment is made. The child care benefit will be paid to your surviving spouse. The maximum child care benefit payable under this benefit shall be $50,000 regardless of the number of children who qualify.]

[CHILD DISMEMBERMENT DOUBLE BENEFIT

WHAT IS THE CHILD DISMEMBERMENT DOUBLE BENEFIT?

If an insured dependent child suffers a covered loss, other than loss of life, the amount payable shall be twice the amount listed in the table found in the "What is the amount of the accidental death and dismemberment benefit?" section of this supplement, subject to a maximum amount of $50,000.]

[COBRA BENEFIT

WHAT IS THE COBRA BENEFIT?

If you die as a result of a covered accident and are survived by your insured dependent spouse and/or one or more insured dependent children, we will pay an additional benefit to allow your surviving insured dependent spouse and/or children to continue their group medical coverage. The benefit will be paid to your surviving spouse, if living, otherwise to or on behalf of your dependent children. The benefit will be paid annually and will be equal to the lesser of:

   (1) 2% of your amount of AD&D insurance; or
   (2) $2,500.

However, before we make the first payment and before we make each of the next two payments, we must receive proof that the payment will be used for continuation of the insured's medical coverage pursuant to COBRA. Payment will be made immediately upon our receipt of such proof. If proof is not provided for a particular payment, we will make neither that annual payment nor the subsequent annual payment(s).

Benefits will continue until the earlier of:

   (1) the end of the three year period commencing with the date of your death;
       or
   (2) the date the dependents cease being covered as COBRA participants under the employer's group medical plan.

COBRA means The Consolidated Omnibus Budget Reconciliation Act of 1985.]

[COMA BENEFIT

WHAT IS THE COMA BENEFIT?

If an insured lapses into a coma as a result of and within 365 days of a covered accidental injury, and such coma has lasted for a minimum of 31 days, we will pay a monthly benefit equal to the lesser of:

   (1) 1% of the insured's amount of AD&D insurance; or
   (2) 1% of the difference between the insured's amount of AD&D insurance and the amount of any benefits paid under the loss schedule for the same

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       accident. (if the full amount of AD&D insurance has been paid, no benefit is payable under this section).

This benefit will be paid monthly until the earliest of the following:

   (1) the date the insured recovers such that he or she is no longer in a coma as defined herein; or
   (2) the date of the insured's death. If an accidental death payment is due under this supplement, the amount of such payment will be reduced by the amount of AD&D insurance paid under this coma provision; or
   (3) 100 monthly benefits have been paid.

Coma means a state of profound unconsciousness with no evidence of appropriate responses to stimulation. The insured must be confined in a medical facility and diagnosed as comatose by a licensed physician.

In no event will the total amount of monthly benefits payable under this section exceed $50,000.]

[COMMON ACCIDENT BENEFIT

WHAT IS THE COMMON ACCIDENT BENEFIT?

If both you and your insured dependent spouse die from covered accidental injuries sustained in a common accident, your spouse's accidental death benefit will be increased to an amount equal to 100% of your amount of AD&D insurance, but not more than $500,000.

Common accident means the same accident or separate accidents that occur within the same 24-hour period. You and your insured dependent spouse must also die within 180 days of each other from the common accident.]

[DEPENDENT CHILD EDUCATION BENEFIT

WHAT IS THE DEPENDENT CHILD EDUCATION BENEFIT?

We will pay an education benefit on behalf of your dependent children if you die as a result of a covered accident and are survived by one or more insured dependent children, provided that:

   (1) at the time of your death, the dependent child is enrolled as a full-time student at an accredited post-secondary educational institution (however, no benefit will be payable for the current school year); or
   (2) the dependent child enrolls on a full-time basis in an accredited post-secondary educational institution within one year of your death.

The benefit payable will be the lesser of:

   (1) the actual tuition charged, exclusive of room and board; or
   (2) 5% of your amount of insurance; or
   (3) $5,000.

The benefit will be payable at the beginning of each school year for a maximum of four consecutive years, but not beyond the date the child attains age 25. The benefit will be paid to the insured dependent child if he or she is of legal age. If the insured dependent child is not of legal age the benefit will be paid to the person who provides proof they have paid or will pay the tuition bill for that school year. Proof of enrollment and tuition costs are required for each school year.]

[DISAPPEARANCE BENEFIT

WHAT IS THE DISAPPEARANCE BENEFIT?

If an insured's body has not been found after one year from the date the conveyance in which he or she was traveling disappeared, exploded, sank, became stranded, made a forced landing or was wrecked, it shall be presumed, subject to all other terms of the policy and proof satisfactory to us that the accident occurred and the insured was a passenger on the conveyance, that the insured has died as a result of an accidental injury which was unintended, unexpected and unforeseen. Such death shall be considered a covered loss under this supplement.]

[EMERGENCY/DISASTER TEAM BENEFIT

WHAT IS THE EMERGENCY/DISASTER TEAM BENEFIT?

We will pay an additional benefit equal to 50% of the AD&D benefit payable under this supplement, not including any additional benefits payable under this Additional Benefits section, if:

   (1) you are a member of the employer's emergency or disaster team; and
   (2) you suffer a covered loss as a result of a covered accident (including while riding in, getting into or out of an ambulance, airplane or helicopter); and
   (3) the loss occurs while responding as a member of the employer's emergency or disaster team to a bona fide emergency or disaster as determined by the employer.

In no event will the amount payable under this benefit exceed $25,000.]

[EXPOSURE BENEFIT

WHAT IS THE EXPOSURE BENEFIT?

A loss due to exposure to the elements will be covered as if it were due to injury, provided such loss results from unavoidable exposure to the elements by reason of a covered accident.]

[EXTENDED DEPENDENTS INSURANCE BENEFIT

WHAT IS THE EXTENDED DEPENDENTS INSURANCE BENEFIT?

If you die as a result of a covered accident and are survived by your insured dependent spouse and/or one or more insured dependent children, such dependents insurance will be continued in force for a period of 12 months from the date of your death, without payment of

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premiums during this 12 month period. At the end of this 12 month period, the dependents insurance will terminate.]

[FELONIOUS ASSAULT BENEFIT

WHAT IS THE FELONIOUS ASSAULT BENEFIT?

If you die or suffer a covered dismemberment as a result of a covered accident caused by a felonious assault, we will pay an additional benefit equal to the lesser of $50,000 or 25% of your amount of AD&D insurance.

A felonious assault is a physical assault by another person resulting in bodily harm to you. The assault must take place while you are performing your customary duties at the employer's normal place of business or at other places the employer's business requires you to travel. The assault must involve the use of force or violence with intent to cause harm and must be either a felony or a misdemeanor.

No benefit is payable if the assault is a result of a moving violation or is committed by an immediate family member or a coworker. Immediate family members are your spouse, children, parents, grandparents, grandchildren, brothers and sisters, and the spouses of such individuals.]

[HIV OCCUPATIONAL ACCIDENT BENEFIT

WHAT IS THE HIV OCCUPATIONAL ACCIDENT BENEFIT?

We will pay an HIV benefit, if, while covered under this supplement, you suffer an accidental bodily injury while in the performance of your duties for the employer, which causes you to acquire and test positive within one year of such accident for Human Immunodeficiency Virus (HIV). The benefit payable will be equal to 10% of your amount of AD&D insurance in effect on the date of the accident, subject to a $50,000 maximum. This is in addition to any other benefit payable because of such accident. In order to receive this HIV benefit, you must submit a worker's compensation injury report to the employer within 48 hours of the accident and submit a blood test for HIV within 48 hours of the accident. If this initial blood test is negative and you subsequently test positive for HIV within one year of the accident, and provide proof that the HIV infection was a result of the accident, we will pay the benefit.]

[HOSPITAL/EXTENDED CARE FACILITY BENEFIT

WHAT IS THE HOSPITAL/EXTENDED CARE FACILITY BENEFIT?

If an insured requires hospitalization or extended care as a result of a covered accident, an additional benefit will be paid to [you] during such hospitalization/extended care facility stay. After a seven-day waiting period, a monthly benefit will be paid for up to 12 months equal to a maximum monthly benefit of the lesser of:

   (1) 1% of the insured's amount of AD&D insurance; or
   (2) $2,500; or
   (3) actual charges made by the hospital/extended care facility due to injuries incurred from the accident.

Payments for periods of less than a full month will be made on a pro-rata (daily accrual) basis. If the period of hospitalization/extended care facility stay exceeds seven days, the benefit will be paid retroactively to the first day of hospitalization/extended care stay. No benefit is payable for hospitalizations/extended care stays of seven days or fewer.

Hospital means a facility which:

   (1) is licensed as an acute hospital; and
   (2) provides diagnostic and therapeutic facilities for the surgical or medical diagnosis, treatment, and care of injured and sick persons as inpatients; and
   (3) has a staff of licensed physicians available at all times; and
   (4) is credited by the Joint Commission on Accreditation of Healthcare Organizations (JCAHO) or is recognized by the American Hospital Association (AHA) and is qualified to receive payments under the Medicare program; and
   (5) always provides 24 hour nursing services by registered graduate nurses;
       and
   (6) is not a place primarily for custodial or maintenance care.

Extended care facility means an institution which:

   (1) is duly licensed as an extended care facility, skilled nursing facility, or convalescent hospital and operates in accordance with governing laws and regulations; and
   (2) regularly provides inpatient skilled nursing care for payment during the active or convalescent state of an injury; and
   (3) is staffed with a physician or registered nurse on duty 24 hours a day;
       and
   (4) operates in accordance with medical policies supervised and established by a physician; and
   (5) regularly maintains a daily medical record for each patient.

The term extended care facility shall not include a place that provides health care services primarily for custodial or domicillary care or for the care of drug addiction, alcoholism or mental disorders.]

[LINE OF DUTY

WHAT IS THE LINE OF DUTY BENEFIT?

If you are a public safety officer and suffer a loss for which a benefit is payable under this supplement as a result of a covered accident which occurs while you are performing your customary duties for the employer, we will pay an additional benefit equal to the lesser of $50,000 or 100% of your amount of AD&D insurance. The loss must be incurred while you are taking action that by rule, regulation, law or condition of employment are obligated or authorized to perform as a public safety officer. The action must be

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taken in the course of reducing crime, criminal law enforcement, or fire suppression, including such action taken in response to an emergency while off duty. For firefighters and police, Line of Duty includes social, ceremonial or athletic functions to which the member is assigned and for which they are paid as a public safety officer by the policyholder.

Public safety officers includes police officers, firefighters, corrections officers, probation officers, public transit officers, parole officers, judicial officers, and officially recognized or designated volunteer firefighters. ]

[MEDICAL EVACUATION BENEFIT

WHAT IS THE MEDICAL EVACUATION BENEFIT?

If an insured requires air transport to a medical facility as a result of a covered accident, we will pay an additional benefit equal to the lesser of:

   (1) incurred costs for such air transport; or
   (2) $10,000.]

[MOTORCYCLE HELMET BENEFIT

WHAT IS THE MOTORCYCLE HELMET BENEFIT?

If an insured dies as a direct result of injuries sustained in a covered accident that occurs while he or she is driving or riding on a motorcycle, we will pay an additional death benefit of $10,000. In order to be eligible for this benefit, the following must apply:

   (1) the insured was wearing a motorcycle helmet at the time of the accident, as certified in the official accident report or by the investigating officer; and
   (2) at the time of the accident, the driver of the motorcycle was a licensed motorcycle driver and was not intoxicated, impaired, or under the influence of alcohol or drugs.

Motorcycle helmet means a helmet that complies with Federal Motor Vehicle Safety Standard No. 218.]

[NEWBORN CHILDREN BENEFIT

WHAT IS THE NEWBORN CHILD BENEFIT?

If a child is born to you and you have not elected dependent coverage, such child shall be insured from the moment of live birth. The newborn child shall be insured for 31 days. The newborn child shall then cease to be insured unless you apply for dependent coverage within 31 days of the birth and pays the additional premium for coverage.

The above 31 day coverage period will also be extended to newly adopted, foster or step children, as of the date they become financially dependent on you for support, provided they are an eligible dependent child. The child shall then cease to be insured unless you apply for dependent coverage within 31 days of the date the child becomes financially dependent on you for support and pays the additional premium for coverage.

The amount of AD&D coverage provided during the 31 day coverage period will be equal to the smallest amount of child insurance then available under the group policy for your class. ]

[NEWLYWED BENEFIT

WHAT IS THE NEWLYWED BENEFIT?

Upon your marriage, if you have not previously elected dependent coverage, your new spouse shall automatically become insured. Such spouse shall be insured for 31 days. Your spouse shall then cease to be insured unless you apply for coverage within 31 days of the date of your wedding and pay the additional premium for coverage.

The amount of AD&D coverage provided during the 31 day coverage period will be equal to the smallest amount of spouse insurance then available under the group policy for your class.]

[OCCUPATIONAL BENEFIT

WHAT IS THE OCCUPATIONAL BENEFIT?

If you die or suffer a covered dismemberment as a result of a covered accident which occurs while you are performing your customary duties at the employer's normal place of business or at other places the employer's business requires you to travel, we will pay an additional benefit equal to the lesser of:

   (1) 25% of your amount of AD&D insurance; or
   (2) $25,000.]

[PARENTAL CARE BENEFIT

WHAT IS THE PARENTAL CARE BENEFIT?

We will pay an additional benefit equal to the lesser of 10% of your amount of AD&D insurance or $10,000 per surviving dependent parent, if you die as the result of an accident for which a benefit is payable under this supplement, provided the surviving dependent parent is:

   (1) claimed as a dependent on your federal income tax return for the tax year in which the death occurred; or
   (2) dependent upon you for more than 50% of the cost of a licensed nursing facility, home health care or day care program; or
   (3) living with you.

Surviving dependent parent means your parent, grandparent, parent-in-law, or grandparent-in-law. ]

[PERMANENT DISFIGUREMENT BENEFIT

WHAT IS THE PERMANENT DISFIGUREMENT BENEFIT?

If you are critically burned and disfigured to the point of requiring reconstructive or cosmetic surgery as a result of a covered accident which occurs while you are performing your customary duties at the employer's normal place of business or at other places the employer's business requires you to travel, we will pay an additional benefit equal to the lesser of:

     (1) 10% of your amount of AD&D insurance; or
     (2) 10,000.

Critically burned and disfigured means third degree burns over at least 25% of the body.]

[PUBLIC TRANSPORTATION BENEFIT

WHAT IS THE PUBLIC TRANSPORTATION BENEFIT?

If an insured dies or suffers a covered dismemberment as a result of a covered accident which occurs while the insured is a fare-paying passenger on a public transportation vehicle, we will pay an additional benefit equal to the lesser of:

   (1) 25% of the insured's full amount of AD&D insurance; or
   (2) $25,000.

Public transportation vehicle means any air, land or water vehicle operated under a license for the transportation of fare paying passengers. ]

[REASONABLE ACCOMMODATION BENEFIT

WHAT IS THE REASONABLE ACCOMMODATION BENEFIT?

If you suffer a loss for which a benefit is payable under this supplement as a result of a covered accident, we will reimburse the employer for the costs incurred for work site changes required to return you to work. We will reimburse the employer for the cost of pre-approved changes made to the work site for you up to the maximum of $2,000 per accident.

Reimbursement to your employer for the cost of changes to the work site is subject to the following conditions:

   (1) this insurance must be in force for you on the date the accident occurs; and
   (2) changes to the work site must be made within 12 months of the date of the accident; and
   (3) there is a reasonable expectation that changes to the work site will result in your being able to return to work; and
   (4) we approve in writing the changes to the work site before implementation.

Benefits are not payable if there is no cost involved in making the changes to the work site or the change to the work site does not meet the standards found in Title I, The American with Disabilities Act (ADA).

Changes to the work site means:

   (1) making existing facilities used by you readily accessible to and usable by you after an injury;
   (2) acquisition or modification of equipment or devices, the provision of qualified readers or interpreters, and other similar structural accommodations for individuals with disabilities resulting from a covered injury.]

[REHABILITATIVE PHYSICAL THERAPY BENEFIT

WHAT IS THE REHABILITATIVE PHYSICAL THERAPY BENEFIT?

If an insured suffers an injury which results in a covered dismemberment, we will pay an additional benefit for rehabilitative physical therapy which is prescribed by the attending physician or surgeon. The benefit will be equal to the lesser of:

   (1) 10% of the insured's amount of AD&D insurance; or
   (2) $10,000; or
   (3) actual costs incurred for such rehabilitative physical therapy.]

[REPATRIATION BENEFIT

WHAT IS THE REPATRIATION BENEFIT?

If, as a result of a covered accident, an insured dies at least 75 miles from his or her principal residence, an additional accidental death benefit shall be paid for the preparation and transportation of the body to a mortuary. The additional benefit shall be the lesser of the actual cost of such preparation and transportation or $5,000. The benefit will be paid to the person who has or who will incur such cost, as evidenced to the satisfaction of us. This may or may not be the beneficiary for the rest of the accidental death proceeds. We may at our sole discretion pay benefits directly to the facility handling the preparation and/or transportation. All determinations and payments by us will be final and fully release and discharge us from any further liability under this repatriation benefit.]

[RESERVE-NATIONAL GUARD BENEFIT

WHAT IS THE RESERVE-NATIONAL GUARD BENEFIT?

Benefits will be paid for a covered loss due to injury of any insured which is sustained while the insured is a member of an organized Reserve Corps or National Guard Unit and is:

   (1) attending any regularly scheduled or routine training of less than 60 days, or is en route to or from such training; or
   (2) attending a service school no matter how long it is, or is en route to or from that school; or
   (3) taking part in any authorized inactive duty training; or
   (4) taking part as a unit member in a parade or exhibition authorized by official orders.

No benefit is payable for any loss that occurs during active duty. Service school means one operated by or on behalf of the United States of America or Canada.]

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

[SEATBELT BENEFIT

WHAT IS THE SEATBELT BENEFIT?

If an insured dies or suffers a covered dismemberment as a result of a covered accident which occurs while he or she is driving or riding in a private passenger car, we will pay an additional AD&D benefit equal to the lesser of:

   (1) $10,000; or
   (2) 10% of the insured's amount of AD&D insurance.

In order to be eligible for this benefit, the following must apply:

   (1) the private passenger car was equipped with seatbelts; and
   (2) a seatbelt was in proper use by the insured at the time of the accident as certified in the official accident report or by the investigating officer; and
   (3) at the time of the accident, the driver of the private passenger car was a licensed driver and was not intoxicated, impaired, or under the influence of alcohol or drugs.

Seatbelt means a properly installed seatbelt (or child restraint if the insured is a child), lap and shoulder restraint, or other restraint approved by the National Highway Traffic Safety Administration or any successor governmental agency. A private passenger car means a validly registered four-wheeled private passenger car or policyholder-owned car, jeep, pickup truck or van, including a sport utility vehicle (SUV), that is not licensed commercially or being used for racing, or acrobatic or stunt driving.]

[SPOUSE CRITICAL PERIOD BENEFIT

WHAT IS THE SPOUSE CRITICAL PERIOD BENEFIT?

If you die as a result of a covered accident and are survived by your insured dependent spouse, we will pay an additional benefit equal to 0.5% of your amount of AD&D insurance to your surviving spouse monthly for a period not to exceed 12 consecutive months, subject to a maximum monthly benefit of $2,000. Payments will commence upon approval of your accidental death claim.

If your surviving spouse dies within the 12 month period, benefits will end.]

[SPOUSE EDUCATION BENEFIT

WHAT IS THE SPOUSE EDUCATION BENEFIT?

We will pay an education benefit on behalf of your spouse if you die as a result of a covered accident and are survived by your insured spouse, provided that your spouse enrolls in a program of higher education within 12 months after your death.

The benefit payable will be the least of:

   (1) the actual tuition charged for all such education; or
   (2) 10% of your amount of AD&D insurance; or
   (3) $20,000.

Only expenses occurring within 30 months after the date of your death will be eligible for reimbursement.]

[SPOUSE TRAINING BENEFIT

WHAT IS THE SPOUSE TRAINING BENEFIT?

If you die as a result of a covered accident and are survived by your insured dependent spouse, we will pay a training benefit to your surviving spouse provided that your spouse:

   (1) is not working in any capacity (full or part-time) for wage or profit on the date of such accident; and
   (2) within 365 days after the date of such accident, enrolls as a full-time student in an accredited educational institution or an institution of vocational training for the purpose of preparing for full-time employment.

The benefit will be equal to the lesser of:

   (1) $5,000; or
   (2) the costs incurred for all such education or training within the first year following the date of your death.

Proof of such costs will be required before benefits are paid.]

[SURVIVOR BENEFIT

WHAT IS THE SURVIVOR BENEFIT?

If you die as a result of a covered accident and are survived by your insured dependent spouse and/or one or more dependent children, an additional benefit equal to 1% of your amount of AD&D insurance on the date of the your death will be paid monthly for a period not to exceed six consecutive months, subject to a maximum monthly benefit amount of $2,000. Payments will commence upon approval of your accidental death claim.

The monthly benefit will be paid to your spouse, if living, otherwise to your dependent children, in equal shares.

If all surviving dependents die within the six month period, benefits will end.]

[THERAPEUTIC COUNSELING BENEFIT

WHAT IS THE THERAPEUTIC COUNSELING BENEFIT?

If as the result of a covered accident, you suffer a loss for which a benefit is payable under the terms of this supplement, we will pay an additional benefit equal to the lesser of:

   (1) the reasonable expenses incurred for therapeutic counseling which exceed benefits provided by any other plan; or
   (2) 5% of your amount of AD&D insurance; or

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

   (3) $5,000

For this benefit to be payable, the therapeutic counseling services must:

   (1) begin within 90 days after the date of the loss; and
   (2) be incurred no later than one year after the date of the loss.

Therapeutic counseling means treatment or counseling provided by a licensed therapist or counselor registered or certified to provide psychological treatment or counseling.

Reasonable expenses means fees and prices which do not exceed those generally charged for similar therapeutic counseling in the local area where services are provided. For purposes of this benefit, we reserve the right to determine reasonable expenses. An expense is considered to be incurred on the date it is rendered.

Plan means any of the following:

   (1) personal, individual, group, blanket or franchise health insurance; or
   (2) personal, individual, group hospital, medical service or pre-payment plan; or
   (3) labor-management trustee, union welfare, employer organization or employee benefit organization plan; or
   (4) automobile insurance medical payments benefit or automobile reparations insurance (no fault); or
   (5) governmental program or coverage required or provided by any statute except Medicare; or
   (6) Worker's Compensation or similar law
   (7) Any other health insurance you may be covered under.]

[TOTAL AND PERMANENT ACCIDENTAL DISABILITY MONTHLY BENEFIT

WHAT IS THE TOTAL AND PERMANENT ACCIDENTAL DISABILITY MONTHLY BENEFIT?

If you become totally and permanently disabled as a result of a covered accident for which a benefit is not already payable under the schedule of losses, subject to all exclusions and limitations, we will pay a monthly benefit equal to 1% of your amount of AD&D insurance, subject to a monthly maximum benefit of $2,000. Such payments will continue until the earliest of:

   (1) your 70th birthday; or
   (2) the date you recover so that you are no longer totally and permanently disabled; or
   (3) the date of the 100th benefit payment; or
   (4) the date you fail to furnish proof of continued disability when requested or refuse to submit to a required medical examination; or
   (5) the date of your death. If an accidental death payment is due under this supplement, the amount of such payment will be reduced by the amount of AD&D insurance paid under this total and permanent monthly accidental disability benefit; or
   (6) when the maximum total benefit payable under this additional benefit has been paid.

A total and permanent accidental disability is an accidental disability which occurs prior to your 60th birthday, has continued for at least 12 consecutive months, and thereafter continuously prevents you from engaging in a business or an occupation for compensation or profit, and which will presumably prevent you for life from performing any work or engaging in any business.

In no event will the total amount payable under this benefit exceed $50,000.]

[TOTAL AND PERMANENT ACCIDENTAL DISABILITY SINGLE PAYMENT BENEFIT

WHAT IS THE TOTAL AND PERMANENT ACCIDENTAL DISABILITY SINGLE PAYMENT BENEFIT?

If you become totally and permanently disabled as a result of a covered accident for which a benefit is not already payable under the schedule of losses, subject to all exclusions and limitations, we will pay a single payment benefit equal to the lesser of:

   (1) 50% of your amount of AD&D insurance; or
   (2) $50,000.

A total and permanent accidental disability is an accidental disability which occurs prior to your 60th birthday, has continued for at least 12 consecutive months, and will continuously prevent you from engaging in a business or an occupation for compensation or profit, and which will presumably prevent you for life from performing any work or engaging in any business.

If an accidental death payment is due under this supplement, the amount of such payment will be reduced by the amount of AD&D insurance paid under this total and permanent accidental disability benefit.]

[TRAVEL CARE BENEFITS]

[COMPANION TRAVEL BENEFIT

WHAT IS THE COMPANION TRAVEL BENEFIT?

If the insured is hospitalized due to injury or sickness while traveling outside his or her country, we will pay an additional benefit equal to the economy airfare for one of the following:

   (1) to return the dependent child(ren) under age 18, traveling with the hospitalized insured, back home. If necessary, we will also pay for services of a non-family escort for the child(ren); or
   (2) to return one companion home, who was traveling with the hospitalized insured, if the companion must forfeit his or her return air fare due to the medical emergency; or
   (3) for one round trip of one family member or of one friend to visit the hospitalized insured when hospitalization lasts longer than 10 days.

   The maximum payable under this benefit is $5,000.]

[EMERGENCY MEDICAL EVACUATION BENEFIT

WHAT IS THE EMERGENCY MEDICAL EVACUATION BENEFIT?

If the emergency medical evacuation of the insured is required due to injury or sickness while traveling outside his or her country, we will pay the reasonable expenses incurred for the benefits described below. The maximum amount payable for emergency medical evacuation is $10,000. No payment shall be made unless the emergency medical evacuation is ordered by an attending physician who certifies that the severity of the injury or sickness warrants such evacuation.

Benefits for which we will pay reasonable expenses include:

   (1) immediate transportation of the insured to the nearest hospital where appropriate medical treatment can be obtained; or
   (2) transportation of the insured to a hospital or the insured's home in his or her country after treatment at a foreign hospital; or
   (3) medical services and medical supplies required as part of the emergency medical evacuation.]

[TRAVEL CARE REPATRIATION BENEFIT

WHAT IS THE TRAVEL CARE REPATRIATION BENEFIT?

Upon the death of the insured outside his or her country, we will pay the reasonable expenses incurred for the services described below. The maximum amount payable for travel care repatriation of mortal remains is $3,000.

Services for which we will pay reasonable expenses include:

   (1) documentation and authorization from the authorities; or
   (2) embalming or cremation; or
   (3) an appropriate coffin or urn designed for transportation of mortal remains; or
   (4) transportation of the mortal remains to the place of burial in his or her country. Transportation must be by the most direct and economical route.]

[TRAVEL CARE BENEFITS ADDITIONAL PROVISIONS

CAN AN INSURED BE COVERED UNDER THE TRAVEL CARE BENEFIT IF HE OR SHE IS RESIDING OUTSIDE OF HIS OR HER COUNTRY?

Yes. During the 30 days after the date the insured takes up residence outside his or her country, he or she shall be covered by this travel care benefit while on a trip over 150 miles from the foreign residence. No coverage is provided after 30 days.

HOW ARE TRAVEL CARE BENEFITS COORDINATED?

Amounts payable for travel care benefits shall be reduced by any amounts paid or payable for such benefits under:

   (1) any group insurance plan or health maintenance organization; or
   (2) a worker's compensation or occupational disease act or law; or
   (3) any government health plan.

WHAT ARE THE TRAVEL CARE BENEFITS EXCLUSIONS?

The "bodily or mental infirmity, illness or disease" exclusion, the "infection, other than infection occurring simultaneously with, and as a direct result of, the accidental injury" exclusion, and the "medical or surgical treatment or diagnostic procedures or any resulting complications" exclusion in this supplement shall not apply to travel care benefits. All other exclusions and limitations shall apply.

WHAT IS THE MAXIMUM TRAVEL CARE BENEFIT?

The total amount payable under these travel care benefit provisions will not exceed $10,000 for any one injury or sickness, including, if applicable, repatriation benefits for death caused by such injury or sickness.

TO WHOM WILL WE PAY A TRAVEL CARE BENEFIT?

The travel care benefit will be paid to the person who has or will incur such cost, as evidenced to the satisfaction of Minnesota Life. All determinations and payments by us will be final and fully release and discharge us from any further liability.]

TERMINATION

WHEN DOES [AN INSURED'S] COVERAGE UNDER THIS SUPPLEMENT TERMINATE?

[An insured's] coverage ends on the earliest of:

   (1) [the date you are no longer covered for life insurance under the group policy; or
   (2) the insured's 70th birthday; or
   (3) for an insured dependent, the date the dependent no longer meets the eligibility requirements; or
   (4) for an insured dependent, the date the dependent is no longer covered for life insurance under the group policy; or
   (5) 31 days (the grace period) after the due date of any premium contribution which is not paid; or
   (6) when the total amount of AD&D insurance paid under this supplement due to an insured's accidental injuries equals the full amount of his or her insurance.

You must notify us or the employer when you no longer have any dependents eligible for coverage under this benefit so that premiums may be discontinued. All premiums paid for dependents who are no longer eligible for coverage under this benefit will be refunded without any payment of claim.]

WHEN DOES THIS SUPPLEMENT TERMINATE?

This supplement will terminate on the earlier of:

   (1) the date we receive a written request from the policyholder to cancel this supplement; or
   (2) the date the group policy is terminated.

ADDITIONAL INFORMATION

DO WE HAVE THE RIGHT TO OBTAIN INDEPENDENT MEDICAL VERIFICATION?

Yes. We retain the right to have [an insured] medically examined at our expense when and so often as we may reasonably require whenever a claim is pending and, where not forbidden by law, we reserve the right to have an autopsy performed in case of death.

CAN INSURANCE UNDER THIS SUPPLEMENT BE CONVERTED TO A POLICY OF INDIVIDUAL INSURANCE UPON TERMINATION?

No. Coverage under this supplement will not be included in any insurance issued under the conversion right section of the group policy.


/s/ Dennis E. Prohofsky                                /s/ Robert L. Senkler
--------------------------                             ---------------------
Secretary                                                          President

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